Exhibit (a)(5)(iii)

STEPHEN R. BASSER (121590)
1	SAMUEL M. WARD (216562)
BARRACK, RODOS & BACINE
2	One America Plaza
600 West Broadway, Suite 900
3	San Diego, CA 92101
Telephone: (619) 230-0800
4	Facsimile: (619) 230-1874

5	Counsel For Plaintiffs Ryan Ridgeway and
6	David Thompson
7
8
9	SUPERIOR COURT OF THE STATE OF CALIFORNIA

10	COUNTY OF SANTA CLARA
11
12	RYAN RIDGEWAY AND DAVID THOMPSON,	CASE NO. 109CV157437

13	Plaintiffs,	CLASS ACTION COMPLAINT FOR
14		INJUNCTIVE RELIEF RE: BREACH OF
	v.	FIDUCIARY DUTY AND AIDING AND
15		ABETTING A BREACH OF FIDUCIARY
	BING YEH, YAH WEN HU, RONALD	DUTY
16	CHWANG, TERRY NICKERSON, EDWARD
17	Y.W. YANG, SILICON STORAGE
TECHNOLOGY, INC. and PROPHET EQUITY
18	LP,
JURY TRIAL DEMANDED
19	Defendants.
20
21
22
23
24
25
26
27
28

VERIFIED CLASS ACTION COMPLAINT

1	Plaintiffs, Ryan Ridgeway and David Thompson, by their attorneys, allege on
2	information and belief except as to paragraph 7, which plaintiff Ryan Ridgeway alleges on
3	personal knowledge and paragraph 8, which plaintiff David Thompson alleges on personal
4	knowledge:

5	SUMMARY OF THE ACTION

6	1. This is a shareholder class action on behalf of the public shareholders of Silicon
7	Storage Technology, Inc. (“Silicon Storage” or the “Company”) against the Company and its
8	Board of Directors (the “Board” or the “Individual Defendants”), to enjoin the proposed
9	acquisition of Silicon Storage by Prophet Equity LP (“Prophet”), and alleging that the Board
10	breached its fiduciary duties in connection with the proposed sale of the Company to Prophet
11	and members of the Company’s management for $2.10 per share in cash, or approximately
12	$201 million in the aggregate (the “Proposed Transaction”).

13	2. The Proposed Transaction is unfair and fails to maximize shareholder value and
14	otherwise undervalues the Company’s shares. The consideration offered to public shareholders
15	is only a 13% premium over the close of $1.86 per share on the day before the Proposed
16	Transaction was announced publicly. Indeed, the Company’s shares traded at or above the
17	offering price as recently as two weeks before the Proposed Transaction was announced and
18	since the announcement of the Proposed Transaction shares have traded over the inadequate offer price.

19	3. Accordingly, this action seeks, inter alia, equitable relief seeking to enjoin the
20	Proposed Transaction and compelling the Board to properly exercise its fiduciary duties to
21	maximize shareholder value in connection with the Proposed Transaction or any alternate
22	transaction.

23	JURISDICTION AND VENUE

24	4. This Court has jurisdiction over the cause of action asserted herein pursuant to
25	the California Constitution, Article VI, § 10, because this case is a cause not given by statute to
26	other trial courts.

27	5. This Court has jurisdiction over defendant Silicon Storage because it conducts
28	business in California and maintains its principal place of business at 1171 Sonora Court,

CLASS ACTION COMPLAINT

1	Sunnyvale, California. This action is not removable.

2	6. Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

3	PARTIES

4	7. Plaintiff Ryan Ridgeway is, and at all times relevant hereto was, a shareholder of
5	Silicon Storage.

6	8. Plaintiff David Thompson is, and at all times relevant hereto was, a shareholder
7	of Silicon Storage.

8	9. Defendant Silicon Storage supplies NOR flash memory semiconductor devices
9	for digital consumers, networking, wireless communications, and the Internet computing
10	markets. The Company produces and sells semiconductor products, including NAND flash
11	controllers and NAND controller-based modules, smart card integrated circuits (“ICs”) and
12	modules, flash microcontrollers, and radio frequency ICs and modules. It also produces and
13	sells various products based on its proprietary SuperFlash design and manufacturing process
14	technology, as well as licenses the SuperFlash technology for applications in semiconductor
15	devices that integrate flash memory with other functions on a monolithic chip. Silicon Storage
16	sells its products in Asia, North America and Europe. The Company’s common stock publicly
17	trades on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “SSTI.” As of
October 31, 2009, Silicon Storage had over 95 million shares of common stock outstanding.

18	10. Defendant Bing Yeh (“Yen”), one of the co-founders of Silicon Storage, has
19	served as the President and Chief Executive Officer and has been a member of the Company’s
20	Board of Directors since its inception in 1989. In April 2004, he was appointed Chairman of
21	the Board of Directors.

22	11. Defendant Yaw Wen Hu (“Hu”) has been a member of the Board of Directors of
23	Silicon Storage since 1995. He joined the Company in 1993 as Vice President of Technology
24	Development. Currently, defendant Hu is the Executive Vice President and Chief Operating
25	Officer of Silicon Storage.

26	12. Defendant Ronald Chwang has been a member of the Company’s Board of
27	Directors since June 1997. He is also a member of the Audit Committee and the Compensation
28	Committee and the Chairman of the Nominating and Corporate Governance Committee.

CLASS ACTION COMPLAINT

1	13. Defendant Terry Nickerson has been a member of the Company’s Board of
2	Directors since April 2005. He is the Chairman of the Audit Committee and a member of the
Compensation Committee and the Nominating and Corporate Governance Committee.

3	14. Defendant Edward Y.W. Yang has been a member of the Company’s Board of
4	Directors since October 2007.

5	15. Defendant Prophet, a private equity firm, is located at 181 Grand Avenue,
6	Southlake, Texas.

7	16. The defendants identified in ¶¶ 10 - 14 are collectively referred to herein as the
8	“Individual Defendants.” By reason of their positions as officers and/or directors of the
9	Company, the Individual Defendants are in a fiduciary relationship with Plaintiffs and the other
10	public shareholders of Silicon Storage, and owe Plaintiffs and Silicon Storage’s other
11	shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.

12	17. Each of the Individual Defendants at all times had the power to control and direct
13	Silicon Storage to engage in the misconduct alleged herein. The Individual Defendants’
14	fiduciary obligations required them to act in the best interest of Plaintiffs and all other Silicon
15	Storage shareholders.

16	18. Each of the Individual Defendants owes fiduciary duties of good faith, fair
17	dealing, loyalty, candor, and due care to Plaintiffs and the other members of the Class. They are
18	acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.

19	19. As directors and/or officers of a publicly traded corporation, the Individual
20	Defendants have an affirmative fiduciary obligation to obtain the highest value reasonably
21	available for the Company’s shareholders and to avoid taking action that:

22	(a) discourages or inhibits alternative offers to purchase Silicon Storage;

23	(b) adversely affects the value provided to the Company’s shareholders;

24	(c) contractually prohibits them from complying with their fiduciary duties;

25	(d) adversely affects their ability to secure the best value reasonably
26	available under the circumstances for the corporation’s shareholders; and/or

27	(e) provides Silicon Storage insiders with preferential treatment at the
28	expense of, or separate from, its public shareholders.

CLASS ACTION COMPLAINT

1	7. In accordance with his/her duties of loyalty and good faith, the Individual
2	Defendants are also obligated to refrain from:

3	(a) participating in any transaction in which their loyalties are divided;

4	(b) participating in any transaction in which they will receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

5	(c) unjustly enriching themselves at the expense or to the detriment of the
6	public shareholders.

SUBSTANTIVE ALLEGATIONS

7	20. Silicon Storage, which was founded in 1989, designs, manufactures and markets
8	a diversified range of memory and non-memory products for high volume applications in the
9	digital consumer, networking, wireless communications and Internet computing markets. With
10	its proprietary, patented SuperFlash technology, the Company is a leading provider of
11	nonvolatile memory solutions for products with various densities of high functionality flash
12	memory components and flash mass storage products. The Company has a broad network of
13	world-class manufacturing partners and technology licensees, including TSMC, which offers it
14	under its trademark Emb-FLASH. Additionally, Silicon Storage offers non-memory products
15	include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.

16	21. The Company’s products have been very successful. On November 2, 2009, just
17	days before the announcement of the Proposed Transaction, Silicon Storage unveiled the
18	industry’s first 1.8V, high-speed quad-bit serial flash memory. It features an 80 MHz operating
19	frequency and a specialized instruction set and allows programs to be stored and executed
20	directly from the flash memory without the need for code shadowing. Its technology is ideal for
21	mobile handsets, Bluetooth headsets, GPS devices and other small form factor, portable
22	electronics. This new product follows after the Company won an Innovation of the Year Award from EDN Magazine in April of 2009 for another flash product.

23	22. The Company’s positive prospects suggest that the Proposed Transaction
24	undervalues its shares. Silicon Storage has seen bright prospects in recent months as a result of
25	stronger product and licensing revenue and cost cuts to help the bottom line. Indeed, in
26	September 2009, the Company raised its guidance for the second quarter ending September 30,
27	2009. The Company said it now sees revenue of $69 million to $71 million, up from a
28	previously expected $61 million to $68 million and now expects net income of zero to 3 cents a

CLASS ACTION COMPLAINT

1	share, up from a previously forecast loss of 3-7 cents a share. Silicon Storage further said that
2	the better forecast reflects “stronger than anticipated product and licensing revenues in the
3	quarter as well as increased dividends on investments and lower operating expenses.” Despite
4	its recent strong performance and its potential for continued growth and success, Silicon
5	Storage, via its Board of Directors has willingly accepted inadequate consideration and entered into the Proposed Transaction to the detriment of its public shareholders.

6	23. On November 13, 2009, Silicon Storage announced publicly that it agreed to be
7	acquired by management and equity firm Prophet and members of the Company’s management,
8	pursuant to which Silicon Storage’s public shareholders will receive $2.10 in cash for each
9	share of common stock in the Company that they own. The aggregate value of the deal is
$201 million. The Proposed Transaction is expected to close during the second quarter of 2010.

10	24. Under the terms of the Proposed Transaction, shares of Silicon Storage will no
11	longer trade on a stock exchange and shareholders will not receive a continuing interest in the
12	Company. While the public shareholders’ investment in Silicon Storage will be terminated if
13	the Proposed Transaction is consummated, defendant Yeh, the Company’s Chairman and Chief
14	Executive Officer, and defendant Hu, the Company’s Executive Vice President and Chief
15	Operating Officer, who together hold or control 12.7 percent of outstanding shares of Silicon
16	Storage, will continue having an equity interest in the Company as they have agreed to
17	exchange all of their shares of Silicon Storage for shares of capital stock of the resulting
18	privately held company. Accordingly, Prophet and defendant Yeh and Hu stand to benefit from
19	the Company’s promising growth and operational results. In contrast, Silicon Storage
20	shareholders do not. Defendants Yeh and Hu have also entered into voting agreements pursuant
21	to which they have agreed to vote their shares in favor of the Proposed Transaction and against any other acquisition proposals.

22	25. The consideration to public shareholders is only a 13 percent premium over the
23	$1.86 closing price on November 12, 2009, the last day of trading before the Proposed
24	Transaction was announced. Shares traded at this level as recently as two weeks ago on
25	October 29, 2009. Aside from the fact that the Proposed Transaction appears to favor two of
26	Silicon Storage’s insider shareholders, the trading price of the Company’s common stock in the
27	wake of the Proposed Transaction’s announcement suggests that the market believes that the
28	shares should fetch a higher price. Indeed, since the Proposed Transaction was announced, the

CLASS ACTION COMPLAINT

1	stock has traded above the $2.10 offering price. Market reaction to the announcement of the
2	Proposed Transaction has been swift, as investors sent Silicon Graphic’s stock price up
3	approximately 20% to close at $2.24 on the day the Proposed Transaction was announced. As a
4	result, the price Prophet is offering in the Proposed Transaction, and the Company has unanimously accepted, already represents a discount to Silicon Storage’s public shareholders.

5	26. A Strategic Committee of the Company’s Board of Directors, consisting of all
6	four of the so-called “independent” members of the Board, was formed to evaluate the Proposed
7	Transaction. The Strategic Committee approved the Merger Agreement and resolved to
8	recommend that the Company’s shareholders adopt and approve the agreement. However,
9	Bryant R. Riley, one of the independent directors since 2008 and a major holder in the
10	Company, voted against the approval of the Merger Agreement and subsequently resigned from the Board of Directors on the day the Proposed Transaction was announced.

11	27. Moreover, Lloyd I. Miller, III, Silicon Storage’s second largest shareholder, filed
12	a Schedule 13D-A with the United States Securities and Exchange Commission on November
13	13, 2009. In it, Mr. Miller revealed that he “strongly opposes the price terms of the recently
14	announced merger” and that “it would be in his best interest, and those of other stockholders, to
15	attempt to influence the governance and business strategies of the Company.” Mr. Miller
16	expressed concern about the appearance of opposition to the Proposed Transaction on the Board
17	of Directors and about the appearance of conflicts of interest in the Proposed Transaction.
18	Specifically, Mr. Miller notes (1) the resignation of Bryant R. Riley and his vote against the
19	Proposed Transaction, and (2) the special treatment of the shares of two insiders, defendants
20	Yeh and Hu, who will receive equity in the acquiring company while public shareholders will
21	be cashed out at $2.10, a price that Mr. Miller believes is deficient. Mr. Miller is examining all
22	of the options that he believes will enhance stockholder value, including encouraging,
23	participating in or leading efforts to appoint individuals to the Company’s Board of Directors
24	who would be independent of management and would represent the Company and the holders of the shares.

25	28. No doubt recognizing that the deal is unfair to existing shareholders, the
26	individual defendants, aided and abetted by Prophet, have attempted to camouflage their
27	breaches of fiduciary duty to Silicon Storage shareholders by the inclusion of a cosmetic “go
28	shop” provision in the Merger Agreement. This provision is insufficient to protect the interests

CLASS ACTION COMPLAINT

1	of Silicon Storage’s public shareholders. Any potential suitor for the Company’s shares must
2	complete its due diligence within the short, 45 day time permitted by the “go shop” provision,
3	which is expected to expire on December 28, 2009. Under the circumstances, the provision is
4	cosmetic and merely intended to camouflage the fact that the Board violated its fiduciary duties
5	and engaged in an unfair process that lead to an inadequate and unfair price. Now, any third
6	party that would have paid a fair price for the Company is advantaged by the knowledge that the
7	Board has already made it clear that it would be willing to agree, and indeed has agreed, to a wholly unfair and inadequate price and is not focused upon maximizing shareholder value.

8	29. Moreover, if a potential acquiror were to propose a transaction more favorable to
9	Silicon Storage’s public shareholders, pursuant to Section 8.3(b) of the Merger Agreement, the
10	Company would be required to pay the sum of $7.05 million or approximately 3.5 percent of the
11	deal value to Prophet as a termination fee, thus hindering the prospect of a more favorable transaction from being proposed.

12	30. Accordingly, the Proposed Transaction undervalues the Company’s shares when
13	giving due consideration to the Company’s anticipated operating results and prospects. The
14	Proposed Transaction will deny class members their right to share proportionately and equitably
15	in the true value of the Company’s valuable and profitable business, and future growth in profits
16	and earnings, at a time when the Company is poised to increase its profitability. Unless the
17	Individual Defendants are enjoined from breaching their fiduciary duties, Plaintiffs and the other public shareholders of Silicon Storage will continue to suffer irreparable harm.

18	31. Plaintiffs allege herein that the Individual Defendants, separately and together, in
19	connection with the Proposed Transaction, violated the fiduciary duties owed to plaintiffs and
20	the other public shareholders of Silicon Storage, including their duties of loyalty, good faith,
21	candor, due care and independence, insofar as they stood on both sides of the transaction and
22	engaged in self-dealing and obtained for themselves personal benefits, including personal
23	financial benefits, not shared equally by plaintiffs or the Class. As a result of the Individual
24	Defendants’ self-dealing and divided loyalties, neither Plaintiffs nor the Class will receive
25	adequate or fair value for their Silicon Storage investment in the Proposed Transaction.

26	32. Because the Individual Defendants have breached their duties of due care,
27	loyalty and good faith in connection with the Proposed Transaction, the burden of proving the
28	inherent or entire fairness of the Proposed Transaction, including all aspects of its negotiation,

CLASS ACTION COMPLAINT

1	structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

2	33. Plaintiffs bring this action pursuant to §382 of the California Code of Civil
3	Procedure on their own behalf and as a class action on behalf of all common stockholders of
4	Silicon Storage who are being and will be harmed by defendants’ actions described below (the
5	“Class”). Excluded from the Class are defendants herein and any person, firm, trust,
6	corporation, or other entity related to or affiliated with any defendants, or their principals or
7	affiliates.

8	34. This action is properly maintainable as a class action.

9	35. The Class is so numerous that joinder of all members is impracticable. As of
10	October 31, 2009, the Company had over 95 million shares of common stock outstanding held by scores, if not hundreds of individuals and entities scattered throughout America.

11	36. There are questions of law and fact which are common to the Class and
12	predominate over questions affecting any individual Class member. These common questions
13	include, inter alia, the following:

14	(a) whether the Individual Defendants have breached their fiduciary duty of
15	undivided loyalty, independence, due care and/or candor with respect to plaintiffs and the other
16	members of the Class in connection with the Proposed Transaction;

17	(b) whether the Individual Defendants are engaging in self-dealing in
18	connection with the Proposed Transaction;

19	(c) whether the Individual Defendants have breached their fiduciary duty to
20	secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiffs
21	and the other members of the Class in connection with the Proposed Transaction;

22	(d) whether defendants have breached any of their other fiduciary duties to
23	Plaintiffs and the other members of the Class in connection with the Proposed Transaction,
24	including the duties of good faith, diligence, candor and fair dealing;

25	(e) whether the defendants have impeded or erected barriers to discourage
26	other offers for the Company or its assets; whether the consideration payable to Plaintiffs and
27	the Class is unfair and inadequate; and

28	(f) whether Plaintiffs and the other members of the Class would be

CLASS ACTION COMPLAINT

1	irreparably harmed if the transactions complained of herein are consummated.

2	37. Plaintiffs’ claims are typical of the claims of the other members of the Class and plaintiffs do not have any interests adverse to the Class.

3	38. Plaintiffs are adequate representatives of the Class, have retained competent
4	counsel experienced in litigation of this nature and will fairly and adequately protect the
5	interests of the Class.

6	39. The prosecution of separate actions by individual members of the Class would
7	create a risk of inconsistent or varying adjudications with respect to individual members of the
8	Class which would establish incompatible standards of conduct for the party opposing the Class.

9	40. Plaintiffs anticipate that there will be no difficulty in the management of this
10	litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

11	41. Defendants have acted on grounds generally applicable to the Class with respect
12	to the matters complained of herein, thereby making appropriate the relief sought herein with
13	respect to the Class as a whole.

14	CAUSES OF ACTION

15	COUNT I

(For Breach of Fiduciary Duty against the Individual Defendants)

16	42. Plaintiffs repeat and reallege each allegation set forth herein.

17	43. The defendants have violated fiduciary duties of care, loyalty, candor and
18	independence owed to the public shareholders of Silicon Storage.

19	44. By the acts, transactions and courses of conduct alleged herein, defendants,
20	individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiffs
21	and other members of the Class of the true value of their investment in Silicon Storage.
22	Moreover, they have violated their fiduciary duties by entering into the Proposed Transaction
23	without regard to its fairness.

24	45. As demonstrated by the allegations above, the Individual Defendants failed to
25	exercise the care required and breached their duties of loyalty, good faith and candor owed to
26	the shareholders of Silicon Storage.

27	46. As a result of the actions of defendants, Plaintiffs and the Class have been and
28	will be irreparably harmed in that they have not and will not be provided complete and candid

CLASS ACTION COMPLAINT

1	information concerning the Proposed Transaction, which information is in the possession of
2	defendants.

3	47. Unless enjoined by this Court, the defendants will continue to breach their
4	fiduciary duties owed to Plaintiffs and the Class, and may consummate the Proposed
5	Transaction that will result in irreparable harm to the Class.

6	48. Plaintiffs and the members of the Class have no adequate remedy at law. Only
7	through the exercise of this Court’s equitable powers can Plaintiffs and the Class be fully
8	protected from the immediate and irreparable injury which defendants’ actions threaten to
9	inflict.

10	COUNT II (For Aiding and Abetting the Individual Defendants’ Breach of Fiduciary Duty against Silicon Storage and Prophet)

11	49. Plaintiffs repeat and reallege each allegation set forth herein.

12	50. Defendants Silicon Storage and Prophet are sued herein as aiders and
13	abettors of the breaches of fiduciary duties outlined above by the Individual Defendants,
14	as members of the Board and/or executives of Silicon Storage.

15	51. The Individual Defendants breached their fiduciary duties of due care,
16	good faith, loyalty, and candor to the Silicon Storage stockholders by the actions alleged
17	supra.

18	52. Such breaches of fiduciary duties could not and would not have occurred
19	but for the conduct of Defendant Silicon Storage, which, therefore, aided and abetted
20	such breaches via entering into the Proposed Transaction with Prophet.

21	53. Defendants Silicon Storage and Prophet directly breached or aided and/or abetted
22	the Individual Defendants’ breaches of fiduciary duty to Plaintiffs and the other holders of
23	Silicon Storage stock. In connection with discussions regarding the Proposed Transaction,
24	Silicon Storage provided, and Prophet obtained, sensitive non-public information concerning
25	Silicon Storage’s operations and thus had unfair advantages which enabled it to acquire the
26	Company at an unfair and inadequate price.
27
28

CLASS ACTION COMPLAINT

1	54. Defendants Silicon Storage and Prophet had knowledge that it was aiding and
2	abetting the Individual Defendants’ breach of their fiduciary duties to the Silicon Storage
3	stockholders.

4	55. Defendants Silicon Storage and Prophet rendered substantial assistance to the
5	Individual Defendants in their breach of their fiduciary duties to the Silicon Storage
6	stockholders.

7	56. As a result of Silicon Storage’s and Prophet’s conduct of aiding and abetting the
8	Individual Defendants’ breaches of fiduciary duties, Plaintiffs and the other members of the
9	Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

10	57. As a result of the unlawful actions of Defendants Silicon Storage and Prophet,
11	Plaintiffs and the other members of the Class will be irreparably harmed in that they will not
12	receive fair value for Silicon Storage’s assets and business and will be prevented from
13	obtaining the real value of their equity ownership in the Company. Unless the actions of
14	Defendants Silicon Storage and Prophet are enjoined by the Court, it will continue to aid and
15	abet the Individual Defendants’ breach of their fiduciary duties owed to Plaintiffs and the
16	members of the Class, and will aid and abet a process that inhibits the maximization of
17	stockholder value.

18	58. Plaintiffs and the other members of the Class have no adequate remedy at
19	law.

20	PRAYER FOR RELIEF

21	WHEREFORE, Plaintiffs demand judgment and preliminary and permanent relief,
22	including injunctive relief, in their favor and in favor of the Class and against defendants as
23	follows:

24	A. Declaring that this action is properly maintainable as a class action;

25	B. Declaring and decreeing that the Merger Agreement was entered into in breach
26	of the fiduciary duties of the Individual Defendants and is therefore unlawful and
27	unenforceable;

28	C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof,

CLASS ACTION COMPLAINT

1		D. Preliminarily and permanently enjoining defendants, their agents, counsel,
2		employees and all persons acting in concert with them from consummating the Proposed
3		Transaction, unless and until the defendants provide Silicon Storage shareholders with an offer
4		that is fair, equitable, maximizes shareholder value;

5		E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a
6		transaction which is in the best interests of Silicon Storage’s shareholders and implement a
7		process for the sale of the Company designed to ensure that the highest possible price is
8		obtained;

9		F. Awarding Plaintiffs the costs and disbursements of this action, including
10		reasonable attorneys’ and experts’ fees; and

11		G. Granting such other and further relief as this Court may deem just and proper.

12	DATED: November 16, 2009	Respectfully Submitted,

13		BARRACK, RODOS, & BACINE
14		STEPHEN R. BASSER
15		SAMUEL M. WARD

16		/s/ Stephen R. Basser
17		STEPHEN R. BASSER

18		600 West Broadway, Suite 900
19		San Diego, CA 92101
20		Telephone: (619) 230-0800
21		Facsimile: (619) 230-1874

22		BARRACK, RODOS, & BACINE
23		DANIEL E. BACINE
24		JULIE PALLEY
25		3300 Two Commerce Square
26		2001 Market Street
27		Philadelphia, PA 19130
28		(215) 963-0600

Attorneys for Plaintiff David Thompson

CLASS ACTION COMPLAINT